EXHIBIT 99.5
NEWS RELEASE

Contacts:	Commerce Energy Group, Inc. Steven S. Boss 714-481-6602	PondelWilkinson Inc. Cecilia Wilkinson/Wade Huckabee Chief Executive Officer 310-279-5980 cwilkinson@pondel.com/whuckabee@pondel.com
COMMERCE ENERGY GROUP, INC. APPOINTS LAWRENCE CLAYTON, JR.
AS CHIEF FINANCIAL OFFICER
COSTA MESA, CA, December 6, 2005 — Commerce Energy Group, Inc. (AMEX: EGR), the largest non-utility retail energy marketer in the U.S., announced today that effective December 1, 2005, its Board of Directors appointed Lawrence Clayton, Jr. as the Company’s Chief Financial Officer and Secretary.
As previously reported on August 4, 2005, the Board of Directors of the Company appointed Lawrence Clayton, Jr. as the Interim Chief Financial Officer and Secretary of the Company and designated him as the “principal financial officer” of the Company for purposes of all filings with the SEC under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Effective December 1, 2005, the Board of Directors acted to remove the “interim” designation and appointed Mr. Clayton as the Chief Financial Officer and Secretary of the Company. The designation of Mr. Clayton as the “principal financial officer” of the Company remained unchanged.
Steven S. Boss, Chief Executive Officer of Commerce Energy Group said, “We are pleased that Lawrence has decided to continue with the company as chief financial officer making the transition from a consultant to a full-time employee. Lawrence has a wealth of experience in the business and financial aspects of the energy industry. He has served, and will continue to serve, an important management role as we continue to grow as a principal retailer of electricity and gas.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC—licensed, unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers in ten states. Skipping Stone
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Commerce Energy Group, Inc.
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is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
Forward-Looking Statements: Certain statements contained within this press release including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to, the volatility of the energy market, competition, Commerce Energy’s ability to successfully integrate newly-acquired businesses, operating hazards, uninsured risks, changes in energy-related state legislation, failure of performance by suppliers and transmitters, uncertainties relating to litigation, changes in general economic conditions, increased or unexpected competition, and other matters disclosed in Commerce Energy’s filings with the Securities and Exchange Commission. Further, Commerce Energy undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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